Exhibit 99.1

EARNINGS RELEASE

For Immediate Release
Contact: Raymond M. Soto (203) 853-0700

BOLT TECHNOLOGY REPORTS FOURTH QUARTER AND FISCAL 2010 RESULTS.

NORWALK, CT., August 5, 2010 – Bolt Technology Corporation (NASDAQ Global Select Market: BOLT) today announced financial results for the fourth quarter and the fiscal year ended June 30, 2010.

Sales for the fourth quarter of fiscal 2010, the three months ended June 30, 2010, amounted to $9,880,000 compared to $11,063,000 for the fourth quarter last year.  Net income for the quarter amounted to $1,634,000 ($0.19 per share) compared to $2,191,000 ($0.25 per share) for the fourth quarter last year.

For the year ended June 30, 2010, sales amounted to $31,485,000 compared to $48,876,000 last year.  Net income for the year amounted to $4,954,000 ($0.58 per share) compared to $10,501,000 ($1.22 per share) last year.

Raymond M. Soto, Bolt’s chairman, president and CEO, commented, “The Company’s operating results for the fourth quarter and fiscal 2010 continue to reflect industry-wide   lower marine seismic exploration activity.  However, we are pleased to report that fourth quarter sales and net income increased 68% and 140%, respectively, over the third quarter and resulted in our best quarter of fiscal 2010.  We are hopeful that the momentum of the fourth quarter will continue into fiscal 2011 and that the impact on the marine seismic industry  associated with the Deepwater Horizon incident in the Gulf of Mexico will be minimal.”

Mr. Soto continued, “We remain committed to enhance our Company’s growth through acquisitions, and we are currently evaluating several acquisition possibilities.  In addition, in June 2010, our Board of Directors authorized a program to repurchase up to $10,000,000 of our common stock and to date, we have repurchased approximately 100,000 shares.”

Bolt Technology Corporation is a leading worldwide developer and manufacturer of   marine seismic acquisition equipment used for offshore exploration for oil and gas. The Company operates in three segments: “Seismic Energy Sources,” “Underwater Cables and Connectors” and “Seismic Energy Source Controllers.”

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These include statements about anticipated financial performance, future revenues and earnings, business prospects, new products, anticipated energy industry activity, anticipated market performance, planned production and shipping of products, expected cash needs and similar matters.  Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation (i) the risk of technological change relating to the Company’s products and the risk of the Company’s inability to develop new competitive products in a timely manner, (ii) the risk of changes in demand for the Company’s products due to fluctuations in energy industry activity, (iii) the Company’s reliance on certain significant customers, (iv) risks associated with a significant amount of foreign sales, (v) the risk of fluctuations in future operating results, (vi) risks associated with global economic conditions and (vii) other risks detailed in the Company’s filings with the Securities and Exchange Commission.  The Company believes that forward-looking statements made by it are based on reasonable expectations.  However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. The words “estimate,” “project,” “anticipate,” “expect,” “predict,” “believe,”  “may,” “could,” “should” and similar expressions are intended to identify forward-looking statements.

BOLT TECHNOLOGY CORPORATION
Condensed Consolidated Statements of Operations

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2010	2009	2010	2009
Sales	$9,880,000	$11,063,000	$31,485,000	$48,876,000
Costs and expenses	7,467,000	7,806,000	24,181,000	33,352,000
Income before income taxes	2,413,000	3,257,000	7,304,000	15,524,000
Provision for income taxes	779,000	1,066,000	2,350,000	5,023,000
Net Income	$1,634,000	$2,191,000	$4,954,000	$10,501,000

Earnings per share diluted	$0.19	$0.25	$0.58	$1.22

Average shares outstanding	8,604,000	8,591,000	8,614,000	8,590,000

BOLT TECHNOLOGY CORPORATION
Condensed Consolidated Balance Sheets

	June 30,
	2010	2009

Assets

Current Assets
Cash and cash equivalents	$39,468,000	$25,696,000
Short Term Investments	-	2,041,000
Accounts receivable	6,210,000	11,576,000
Inventories	12,390,000	14,064,000
Other	600,000	614,000
	58,668,000	53,991,000
Property and equipment	3,957,000	4,191,000
Goodwill	10,957,000	10,957,000
Other intangible assets	992,000	1,232,000
Other	247,000	153,000

	$74,821,000	$70,524,000

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$631,000	$958,000
Accrued expenses	1,787,000	2,904,000
Income taxes payable	448,000	194,000

	2,866,000	4,056,000

Stockholders’ equity	71,955,000	66,468,000

	$74,821,000	$70,524,000

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